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                                                                     EXHIBIT 5.1

                      [LETTERHEAD OF COOLEY GODWARD LLP]

August 6, 1998



Evolving Systems, Inc.
9777 Mt. Pyramid Court
Englewood, Colorado  80112

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Evolving Systems, Inc. (the "Registrant") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 3,009,020 shares of the Registrant's Common Stock, $.001 par value, pursuant to the Registrant's Amended and Restated Stock Option Plan (the "Plan") (the "Shares").

In connection with this opinion, we have (i) examined the Registration Statement and the related Prospectus and (ii) reviewed the Registrant's Amended and Restated Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We also have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Plan, the Registration Statement and the related Prospectus, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward llp


By:  /s/ James H. Carroll
     ----------------------------------
     James H. Carroll